EXHIBIT 2.1

AMENDED AND RESTATED
PLAN AND AGREEMENT OF MERGER

        This Amended and Restated Plan and Agreement of Merger (the "Agreement") is entered this 21st day of June, 2006, by and between Signature Healthcare, Inc., a Nevada corporation (the "Surviving Corporation), and Safescript of Ohio, Inc., an Ohio corporation ("Safescript") (collectively, the "Constituent Corporations").

RECITALS
A. Safescript is a corporation duly organized and existing under the laws of the State of Ohio.

B. The Surviving Corporation is a corporation duly organized and existing under the laws of the State of Nevada.

C. The board of directors of Safescript has determined that it is advisable that Safescript be merged into the Surviving Corporation on the terms and conditions hereinafter set forth.

D. The board of directors of the Surviving Corporation has determined that it is advisable that Safescript be merged into the Surviving Corporation on the terms and conditions hereinafter set forth.

E. The merger is authorized under the laws of Nevada and Ohio.

        F.        The parties originally agreed to a Plan and Agreement of Merger on June 24, 2005. This Amended and Restated Plan and Agreement of Merger contains the final agreement of the parties and is a complete substitute for all previous agreements, amendments and negotiations between the parties.

AGREEMENT

ARTICLE 1
The Merger

     1.01  Merger of Safescript into the Surviving Corporation. Upon the terms and conditions set forth in this Agreement, and in accordance with the applicable statutes of the States of Nevada and Ohio, at the Effective Date (as herein defined), Safescript shall be merged (the "Merger") with and into the Surviving Corporation, which latter shall be the surviving corporation. The corporate existence of the Surviving Corporation with all of its purposes, powers, and objects, shall continue unaffected and unimpaired by the Merger and shall continue to be governed by the laws of the State of Nevada.

     1.02  Continuing Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of the Surviving Corporation, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Safescript, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Surviving Corporation, and the separate corporate existence and identity of Safescript shall thereafter cease except to the extent continued by statute. The employees and agents of Safescript shall become the employees and agents of the Surviving Corporation, and continue to be entitled to the same rights and benefits, and subject to the same obligations and responsibilities, which they had as employees and agents of Safescript.

     1.03  Effective Date. The Merger shall become effective on the day on which each of the Secretary of State of Nevada and the Secretary of State of Ohio shall have issued certificates of merger (or if they are not issued on the same date, the date upon which the later of such certificates shall be issued).

1.04 Corporate Governance.

          a.  The Articles of Incorporation of the Surviving Corporation, as amended, in effect as of the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

b. The Bylaws of the Surviving Corporation, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

1.05 Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations.

          a.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Nevada.

          b.  The Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of Safescript and the Surviving Corporation, and all property, real, personal and mixed, and all debts due on whatever account, and all other chooses in action, and every other interest of or belonging or due to Safescript and the Surviving Corporation shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

          c.  At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of Safescript and the Surviving Corporation, and any claim existing or action or proceeding pending by or against Safescript or the Surviving Corporation may be prosecuted against the Surviving Corporation as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property or Safescript or the Surviving Corporation shall be impaired by the Merger.

          d.  The Surviving Corporation consents to be sued and / or served with process in the State of Ohio, and irrevocably appoints the Ohio Secretary of State as its agent to accept service of process in any proceeding in Ohio to enforce against it any obligation of any domestic constituent corporation or to enforce the rights of a dissenting shareholder of any domestic constituent corporation.

e. The principal office of the Surviving Corporation will be located at the following address:

Name: Safe Rx Pharmacies, Inc.
Full Address: 335 4th Avenue, Huntington, West Virginia 25701

1.06 Distribution of Warrants after Closing. Upon the Effective Date, the Board of Directors shall declare a dividend to holders of common stock of the Surviving Corporation on the following terms:

a. The record date for distribution of the Warrants shall be 30 days after the Effective Date.

b. The Warrants shall not be distributed unless and until a registration statement relating to them has become effective under the Securities Act of 1933.

          c.  The Warrants shall only be distributed to holders of the Surviving Corporation's common stock on the record date; holders of Series A Convertible Preferred Stock shall not be eligible to receive Warrants.

d. The Warrants shall be issued in the following series, bearing the following terms:

               i.  One Class A warrant shall be issued for each outstanding share of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $1.00 per share, expiring twelve months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933;

               ii.  One Class B warrant shall be issued for each outstanding share of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $2.00 per share, expiring, eighteen months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933; and

               iii.  One Class C warrants shall be issued for each two outstanding shares of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $3.00 per share, expiring thirty months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933.

          e.  No fractional warrants will be issued in the distribution; warrants issuable to shareholders of the Surviving Corporation that would otherwise be entitled to receive a warrant for a fraction of a share will be rounded up to the nearest whole share.

     1.07  Name Change. The Surviving Corporation has agreed to change its name to Safe Rx Pharmacies, Inc. If the corporate name change has not occurred prior to the Effective Date, then upon the Effective Date, the articles of incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to Safe Rx Pharmacies, Inc.

     1.08  Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Safescript at 335 Fourth Avenue, Huntington, West Virginia 25701 as soon as possible thereafter when each of the other conditions this Agreement have been satisfied or waived, and shall proceed promptly to conclusion, at such place, time and date as shall be fixed by the Surviving Corporation. The day on which the Closing shall occur is herein called the "Closing Date." Each of the Constituent Corporations will cause to be prepared, executed, and delivered the Certificates of Merger to be filed with the Secretary of State of Nevada and the Secretary of State of Ohio and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.09  Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.10  Approval By Shareholders. This Agreement has been approved by the shareholder of each of the Constituent Corporations, at a meeting of the shareholders of Safescript, on one hand, and by written consent of holders of a majority of the shareholders without a meeting of the Surviving Corporation, on the other hand.

     1.11  Information Required for Merger. Each of the Constituent Corporations agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in any meeting notice, proxy statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of any such documents and information.

     1.12  Advance of Audit Fees. Prior to the Closing, Safescript has advanced up to $5,000 to pay audit and accounting fees to an auditor acceptable to Safescript to perform an audit of the financial statements of the Surviving Corporation.

Article 2
Conversion Of Shares

2.01 Effect on Capital Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the Surviving Corporation, Safescript, or any holder of any shares of Safescript:

          a.  Cancellation of Certain Stock. Each share of Safescript, issued and outstanding immediately prior to the Effective Date, that is owned by Safescript shall automatically be canceled and retired and shall cease to exist and no cash, common stock of the Surviving Corporation or other consideration shall be delivered or deliverable in exchange therefor. Each share of the Surviving Corporation and each option, warrant or other right to purchase capital stock of the Surviving Corporation, issued and outstanding immediately prior to the Effective Date, that is owned by the Surviving Corporation shall automatically be canceled and retired and shall cease to exist and no cash, common stock of the Surviving Corporation or other consideration shall be delivered or deliverable in exchange therefor.

          b.  Conversion or Retention of Safescript Common Stock. Except as otherwise provided herein, all Safescript shareholders (other than Safescript and the Surviving Corporation as provided in subsection 2.01.a, and Safescript shareholders who have validly exercised their Dissenters' Rights) shall transfer all outstanding shares of Safescript common stock to the Surviving Corporation at Closing in exchange for the following consideration (the "Merger Consideration"), which will be distributed to the non-dissenting shareholders of Safescript pro rata according to their ownership of Safescript immediately prior to the Merger:

i. 4,978,486 shares of Series A Convertible Preferred Stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock);

              ii.  Class A warrants to purchase up to 2,125,000 shares of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $1.00 per share, expiring twelve months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933;

               iii.  Class B warrants to purchase up to 2,125,000 shares of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $2.00 per share, expiring, eighteen months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933; and

               iv.  Class C warrants to purchase up to 2,500,000 shares of common stock of the Surviving Corporation (after giving effect to a one-for-twenty reverse split of the Surviving Corporation's common stock) at a purchase price of $3.00 per share, expiring thirty months from the date that a registration statement relating to them first becomes effective under the Securities Act of 1933.

          c.  Restricted Securities. All stock, warrants and stock issuable on exercise of the warrants which comprise the Merger Consideration will be "restricted securities" as that term is defined in Rule 144 promulgated by the U.S. Securities and Exchange Commission.

          d.  Cancellation and Retirement of Safescript Common Stock. As of the Effective Date, all shares of Safescript common stock issued and outstanding immediately prior to the Effective Date shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Safescript common stock shall cease to have any rights with respect thereto, except (i) the right to receive stock, to be paid in consideration upon surrender of the certificates therefore in accordance with subsection b or (ii) with respect to Dissenting Shares, any rights under the laws of Nevada and Ohio.

          e.  Terms of Series A Preferred Stock. Upon the Effective Date, the articles of incorporation of the Surviving Corporation shall be amended to authorize the issuance of up to 10,000,000 shares of preferred stock of the Surviving Corporation, par value $0.001 per share. Of that total authorized preferred shares, the board of directors shall have authority to establish series of unissued shares by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of up to 5,021,514 preferred shares. The amended articles of incorporation shall establish one series of 4,978,486 Series A preferred shares, par value $0.001 per share, with the following preferences, limitations and relative rights:

i. Each Series A preferred share shall be convertible into one share of common stock in the sole discretion of the owner at any time after 60 days from the Effective Date.

ii. Each Series A preferred share shall have the same voting rights, liquidation rights and preferences, and dividend rights as provided for each share of common stock.

          f.  Changes in Capitalization. This Agreement contemplates that, on or prior to the Effective Date, the Surviving Corporation will execute a one-for-twenty reverse stock split. The share figures listed as Merger Consideration in subsection 2.01.b reflect the contemplated one-for twenty reverse stock split. If, between the date of this Agreement and the Effective Date, the outstanding shares of the Surviving Corporation's common stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

g. Dissenting Shares.

               i.  Dissenting Safescript Shareholders. Shareholders of Safescript are entitled to dissent from the Merger and receive cash for shares of Safescript ("Safescript Dissenters' Rights"). Within ten days after the date on which the vote to approve the Merger is taken by Safescript, each shareholder of Safescript who did not vote in favor of the Merger may make written demand that the Surviving Corporation make payment in cash for the shares of the Shareholder pursuant to the laws of Ohio. If any shareholder of Safescript exercises their Dissenters' Rights, the Surviving Corporation in its sole discretion (and subject to its right to terminate the transaction as provided in subsection 8.01.b) may postpone the Effective Date until after the final settlement and payment of all claims asserted by Safescript shareholders who have asserted Dissenters' Rights. The notice of the Safescript shareholders' meeting at which the Merger is to be voted on shall inform the shareholders of their Safescript Dissenter's Rights under Ohio law as provided in the Ohio Revised Code.

               ii.  Dissenting Surviving Corporation Shareholders. Shareholders of the Surviving Corporation are entitled to dissent from the Merger and receive cash for shares of the Surviving Corporation ("Surviving Corporation Dissenters' Rights"). If holders of more than 5% of the outstanding shares of the Surviving Corporation exercise their Dissenters' Rights, the Surviving Corporation in its sole discretion (and subject to its right to terminate the transaction as provided in subsection 8.01.b) may postpone the Effective Date until after the final settlement and payment of all claims asserted by Safescript shareholders who have asserted Dissenters' Rights. At least ten days prior to the meeting, in the case of a meeting to vote on the Merger, or promptly after any action taken by shareholders to approve the Merger in the case of an action without a meeting, the Surviving Corporation shall inform the shareholders of their Surviving Corporation Dissenters' Rights under Nevada law as provided in the Nevada Revised Statutes.

          h.  Exchange of Certificates. As soon as reasonably practicable after the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Safescript common stock shall, upon surrender to the Surviving Corporation of such certificate(s), be entitled to receive a certificate or certificates representing the number of Shares of the Surviving Corporation, to be received by the holder pursuant to this Agreement. The Surviving Corporation shall accept such certificates upon compliance with such reasonable terms and conditions as the Surviving Corporation may impose to effect an orderly exchange in accordance with normal exchange practices. After the Effective Date there shall be no further transfer on the records of Safescript or its transfer agent or certificates representing shares of Safescript common stock.

2.02 No Further Ownership Rights in Company Stock; No Fractional Shares.

          a.  All shares of the Surviving Corporation issued upon the surrender for exchange of certificates representing shares of Safescript common stock in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Safescript common stock represented by such certificates.

          b.  Notwithstanding any other term of this Agreement, (i) no certificate or scrip representing fractional Shares of the Surviving Corporation shall be issued in connection with the Merger. Adjustments that result in a fraction of a share or warrant will be rounded up to the nearest whole share.

Article 3
Representations And Warranties Of Safescript

     Safescript represents and warrants to the Surviving Corporation that the statements contained in this Article 3 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to the Surviving Corporation by Safescript on or before the date of this Agreement (the "Safescript Disclosure Schedule"). The Safescript Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article 3 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 3. As used in this Article 3 and elsewhere in this Agreement, the phrase "to Safescript's knowledge" or "to Safescript's actual knowledge" shall mean to the knowledge of the Safescript Directors.

3.01 Organization And Good Standing Of Safescript. Safescript is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     3.02  Foreign Qualification. Safescript is duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the business, operations, assets or financial condition of Safescript taken as a whole or (b) the validity or enforceability of, or the ability of Safescript to perform its obligations under, this Agreement and the other documents contemplated hereby (a "Safescript Material Adverse Effect").

     3.03  Corporate Power And Authority. Safescript has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Safescript has the corporate power and authority to execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and the other documents executed or to be executed by Safescript in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by Safescript of this Agreement and the other documents executed or to be executed by Safescript in connection with this Agreement have been duly authorized by all necessary corporate action, other than the approval of this Agreement and the Merger by its shareholders.

     3.04  Binding Effect. This Agreement and the other documents executed or to be executed by Safescript in connection with this Agreement have been or will have been duly executed and delivered by Safescript and are or will be, when executed and delivered, the legal, valid and binding obligations of Safescript enforceable in accordance with their terms except that: (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and (c) rights to indemnification may be limited by considerations of public policy.

     3.05  Absence Of Restrictions And Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by Safescript's shareholders, the execution, delivery and performance of this Agreement and the other documents executed or to be executed by Safescript in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Safescript, (ii) any judgment, decree or order of any court or governmental authority or agency to which Safescript is a party or by which Safescript or any of their respective properties is bound, or (iii) subject to compliance with the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, any statute, law, regulation or rule applicable to Safescript. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Safescript is required in connection with the execution, delivery or performance of this Agreement by Safescript or the consummation of the transactions contemplated hereby and the ownership and operation by Safescript of its business and properties after the Effective Date in substantially the same manner as now owned and operated, except where the failure to obtain such consent, approval, order or authorization of or the failure to make such registration, declaration or filing, would not have an Safescript Material Adverse Effect.

3.06 Capitalization Of Safescript.

a. The authorized capital stock of Safescript consists of 1,800 shares of common stock, no par value. As of the date hereof, there were 1,549 shares of Safescript common stock issued and outstanding.

b. All of the issued and outstanding shares of Safescript's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

c. There are no voting trusts, shareholder agreements or other voting arrangements by the shareholders of Safescript.

          d.  There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Safescript to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Safescript.

e. No Subsidiaries. Safescript has no subsidiaries.

Article 4
Representations And Warranties Of The Surviving Corporation

     The Surviving Corporation represents and warrants to Safescript that the statements contained in this Article 4 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to Safescript by the Surviving Corporation on or before the date of this Agreement (the "Surviving Corporation Disclosure Schedule"). The Surviving Corporation Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article 4 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 4.

     4.01  Organization And Good Standing Of The Surviving Corporation. The Surviving Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

     4.02  Foreign Qualification. The Surviving Corporation is duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the business, operations, prospects, assets or financial condition of the Surviving Corporation taken as a whole or (b) the validity or enforceability of, or the ability of the Surviving Corporation to perform its obligations under, this Agreement and the other documents contemplated hereby (a "Surviving Corporation Material Adverse Effect").

     4.03  Corporate Power And Authority. The Surviving Corporation has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. The Surviving Corporation has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and the other documents executed or to be executed by the Surviving Corporation in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by the Surviving Corporation of this Agreement and the other documents executed or to be executed by the Surviving Corporation, as applicable, in connection with this Agreement have been duly authorized by all necessary corporate action, other than the approval of this Agreement and the Merger by the shareholders of the Surviving Corporation.

     4.04  Binding Effect. This Agreement and the other documents executed or to be executed by the Surviving Corporation in connection with this Agreement have been or will have been duly executed and delivered by the Surviving Corporation and are or will be, when executed and delivered, the legal, valid, and binding obligations of the Surviving Corporation, enforceable in accordance with their terms except that: (a) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights; (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and (c) rights to indemnification may be limited by considerations of public policy.

     4.05  Absence Of Restrictions And Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by the Surviving Corporation's shareholders, the execution, delivery or performance of this Agreement and the other documents executed in connection with the Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of the Surviving Corporation, (ii) any judgment, decree or order of any court or governmental authority or agency to which the Surviving Corporation is a party or by which the Surviving Corporation or any of its properties is bound, or (iii) subject to compliance with the Securities Act, the Exchange Act and applicable state securities laws, any statute, law, regulation or rule applicable to the Surviving Corporation. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Surviving Corporation is required in connection with the execution, delivery or performance of this Agreement by the Surviving Corporation or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, order or authorization of or the failure to make such registration, declaration or filing, would not have a Surviving Corporation Material Adverse Effect.

4.06 Capitalization Of The Surviving Corporation.

          a.  The authorized capital stock of the Surviving Corporation consists of 100,000,000 shares of common stock, $.001 par value per share. As of the date hereof, the Surviving Corporation had issued or entered into commitments to issue the number of shares of common stock described on Schedule 4.06.a, attached and incorporated herein by reference..

b. All of the issued and outstanding shares of the Surviving Corporation's capital stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

c. There are no voting trusts, shareholder agreements or other voting arrangements by the shareholders of the Surviving Corporation.

          d.  There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Surviving Corporation to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Surviving Corporation.

e. No Subsidiaries. The Surviving Corporation has no subsidiaries.

Article 5
Conduct Pending Closing

The Constituent Corporations agree and covenant between them that between the date of this Agreement and the Closing Date:

5.01 Sale of Shares by Safescript.

          a.  Safescript may sell additional shares of Safescript common stock for cash; provided (x) that the cash consideration received, net of any commissions, fees and expenses for such sale, shall must equal at least $1.00 for each share of Series A Preferred Stock into which such Safescript common shares are convertible as Merger Consideration pursuant to Section 2.01.b, and (y) that the maximum number of shares of Safescript shares sold pursuant to this Section 5.01 shall be the number of Safescript shares which, at Closing, will convert into no more than 100,000 Series A Preferred Shares. By way of example, if the conversion ratio of Safescript common shares into Surviving Corporation Series A Preferred Shares equals 1:3,405.07 (plus warrants as provided in Section 2.01.b, then the minimum price per common share at which Safescript common shares could be sold pursuant to this Section would be $3,405.07 per Safescript common share, and no more than 29.37 Safescript common shares could be sold.

          b.  In the event that any shares of Safescript common stock are sold pursuant to the preceding subsection a, the number of Surviving Corporation shares of common stock and warrants to be issued to Safescript shareholders as Merger Consideration pursuant to Section 2.01.b shall be increased pro rata to provide for issuance of shares and warrants to new shareholders, in addition to those provided in Section 2.01.b to be issued to existing Safescript shareholders.

5.02 Safescript shall not pledge, hypothecate, sell or transfer any of its properties except in the ordinary course of business.

     5.03  The Constituent Corporations shall take all commercially reasonable actions necessary in order to obtain the approval of the shareholders of each of the Constituent Corporations and to complete and make effective the transactions contemplated by this Agreement.

     5.04  The Constituent Corporations may amend this plan and agreement of merger prior to filing a certificate of merger in any state, except that, if the shareholders have already authorized the merger, the board of directors cannot: 1) alter any term of the articles of incorporation of the surviving foreign corporation (except those that could otherwise be adopted by the board of directors); 2) alter or change terms and conditions of the agreement if any of the alterations or changes, alone or in the aggregate, will be materially adverse to the constituent corporations; 3) alter or change the amount / kind of shares, evidence of indebtedness, other securities, cash, rights or any other property to be received by shareholders of the constituent corporations in conversion of or in substitution for their shares. If the agreement requires amendment to any of the three criteria aforementioned, the constituent corporations can only effectuate the merger upon shareholder approval that is subsequent to the amendment(s).

Article 6
Conditions to the Merger

     6.01  Conditions to the Obligations of Each Party. The obligations of Safescript and the Surviving Corporation to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

a. The Constituent Corporations must each obtain shareholder approval as required by Section 1.01.

          b.  No governmental entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award that is then in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     6.02  Conditions to the Obligations of Safescript. The obligations of Safescript to consummate the Merger are subject to the satisfaction or, where permissible, the waiver by Safescript of the following additional conditions:

          a.  At the Closing, the Surviving Corporation shall have delivered signed letters of resignation from each director and officer of the Surviving Corporation, pursuant to which each such director and officer resigns from his position as director or officer of the Surviving Corporation and makes such resignation effective at or prior to the Effective Date.

          b.  The Surviving Corporation shall provide evidence satisfactory to Safescript that, except as disclosed on Schedule 6.02.b, the Surviving Corporation has no remaining obligations or liabilities arising from the transactions proposed in the Memorandum of Understanding dated August 24, 2001, between the Surviving Corporation, JNC Opportunity Funds, Ltd, JNC Strategic Fund, Ltd., Diversified Strategies Fund, L.P., National Healthcare Manufacturing Corporation, and National Healthcare Mfg (N.Y.) Corp.

          c.  The Surviving Corporation must have cash on hand (which shall remain an asset of the Surviving Corporation after Closing) of at least $20,000 and minimum tangible net worth of at least $20,000 on the Closing Date.

          d.  The Surviving Corporation shall have delivered to Safescript the audited balance sheets of the Surviving Corporation as of December 31, 2004 and 2003, together with the related statements of operations, cash flows, and changes in stockholders' equity for the periods then ended, all certified by independent public accountants who are acceptable to Safescript.

          e.  The Surviving Corporation may issue not more than 9,500 shares of common stock (after giving effect to a one-for-twenty reverse stock split) prior to Closing issued for consulting services to a consultant to be named at the sole discretion of the Surviving Corporation.

     6.03  Conditions to the Obligations of the Surviving Corporation. The obligations of Safescript to consummate the Merger are subject to the satisfaction or, where permissible, the waiver by the Surviving Corporation of the following additional conditions:

          a.  The Surviving Corporation shall have entered into a consulting agreement with William R. Miertschin, in substantially the same form as attached Exhibit A, providing for issuance to Mr. Miertschin of 100,000 shares of common stock (after giving effect to a one-for-twenty reverse stock split), upon the initiation of trading of the Surviving Corporation's stock on the OTC Bulletin Board, as consideration for consulting services in connection with consummation of the Merger.

          b.  Safescript shall have delivered to the Surviving Corporation the audited balance sheets of Safescript as of December 31, 2004 and 2003, together with the related statements of operations, cash flows, and changes in stockholders' equity for the periods then ended, all certified by independent public accountants who are acceptable to the Surviving Corporation.

          c.  Each shareholder of Safescript who is exchanging common stock of Safescript for the Merger Consideration shall have executed and returned a subscription agreement, in form satisfactory to the Surviving Corporation, that demonstrates that the shareholder is a sophisticated and well informed investor capable of accepting the risks of purchasing restricted securities such as the securities being exchanged as the Merger Consideration, that the shareholder is acquiring the Merger Consideration for investment and not for distribution, and that the shareholder understands and agrees that the Merger Consideration constitutes restricted securities which may not be sold or transferred except pursuant to an effective registration statement under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933.

Article 7
Indemnification

     7.01  Indemnification by Safescript. Safescript agrees to indemnify the Surviving Corporation against any loss, damage, or expense (including reasonable attorney fees) suffered by the Surviving Corporation from (1) any breach by Safescript of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by Safescript; provided, that the Surviving Corporation shall promptly give notice of any such claims hereunder to Safescript.

     7.02  Indemnification by Safescript Directors. The Safescript Directors agree to indemnify the Surviving Corporation against any loss, damage or expenses (including reasonable attorney fees) suffered by the Surviving Corporation from any inaccuracy in or breach of the representations and warranties by Safescript contained in Article 3; provided, that the Surviving Corporation shall promptly give notice of any such claims hereunder to the Safescript Directors.

     7.03  Indemnification by the Surviving Corporation. The Surviving Corporation agrees to indemnify Safescript against any loss, damage, or expense (including reasonable attorney fees) suffered by Safescript from (1) any breach by the Surviving Corporation of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by the Surviving Corporation; provided, that Safescript shall promptly give notice of any such claims hereunder to the Surviving Corporation.

Article 8
Miscellaneous

     8.01  Termination. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transaction contemplated hereby may be terminated at any time on or before the Closing Date, as follows:

a. By either of the Constituent Corporations if the merger is not approved by the shareholders of either of the Constituent Corporations on or before June 30, 2006;

b. By the Surviving Corporation if the merger is not approved by the affirmative vote of 100% of the shares of Safescript which are outstanding and entitled to vote at the date of such vote;

          c.  By Safescript if, in the opinion of the directors of Safescript, the Surviving Corporation receives valid and enforceable demands from the holders of its common stock to repurchase more than 5% of the issued and outstanding shares of common stock of the Surviving Corporation.

d. By either of the Constituent Corporations if any material action or proceeding is instituted against any of the Constituent Corporations or their assets; or

e. By Safescript if the board of directors of Safescript reasonably believes that that the Merger would have a material adverse effect on Safescript.

     8.02  Entire Agreement. This Agreement and the exhibits hereto contain the complete Agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

     8.03  Survival of Representations and Warranties and Covenants. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing, and the covenants and agreements of the parties shall not survive the Closing.

     8.04  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     8.05  Successors; Assignments. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

     8.06  Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its principles of conflict of laws, and the state and federal courts of Nevada shall have exclusive jurisdiction over, and venue with respect to, any controversy or claim arising out of or relating to this Agreement.

     8.07  Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     8.08  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

     8.09  No Third Party Beneficiaries. Other than as expressly set forth in this Section, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

In witness whereof, Safescript of Ohio, Inc., has executed this Agreement as of the day and year first above written.

Safescript of Ohio, Inc.

By: s/s Kent Freeman
Kent Freeman, President

In Witness Whereof, Signature Healthcare, Inc. has executed this Agreement as of the day and year first above written.

Signature Healthcare, Inc.

By: /s/ William R. Miertschin
William R. Miertschin